Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 134 to the Registration Statement on Form N–1A of Fidelity Covington Trust: Fidelity Sustainable High Yield ETF of our report dated October 14, 2024; Fidelity Enhanced High Yield ETF and Fidelity Preferred Securities & Income ETF of our report dated October 18, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended August 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 19, 2024